UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/20/2013

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2013, Identive Group, Inc. ("Identive" or the "Company") and Mr. David Wear, the Company's Chief Financial Officer, entered into a second amendment to his Executive Employment Agreement (the "Amendment"), under which Mr. Wear has resigned from his position as Chief Financial Officer and Company Secretary and will serve as Vice-President, Special Projects of the Company, effective December 20, 2013. The term of Mr. Wear's employment agreement will now expire on February 28, 2015. His current rate of compensation, benefits and other key terms of employment will remain unchanged. A copy of the Amendment is filed with this Report as Exhibit 10.1 and incorporated herein by reference.

In addition, on December 20, 2013, the Company entered into an Executive Employment Agreement with Brian Nelson (the "Agreement"). Under the Agreement, Mr. Nelson will serve as Executive Vice-President, Chief Financial Officer and Company Secretary of the Company effective December 20, 2013.

Mr. Nelson, 55, has more than 20 years of practical experience in accounting and finance, ranging from executive finance positions with both emerging and established technology companies in Silicon Valley to providing audit assurance and transaction-related services to public and private companies. Prior to joining the company, Mr. Nelson was Chief Financial Officer of idOnDemand, a pioneer in cloud-based identity management solutions that was acquired by Identive in May 2011, and he continued to provide financial consulting services to Identive following the acquisition. Prior to idOnDemand, he served as Vice President of Finance and CFO for five years of Kleer Corporation, a wireless audio company. His previous positions also include Vice President of Finance for Silicon Access Networks and for PlanetRx, Corporate Controller for LinkExchange (acquired by Microsoft) and various other technology start-ups, and he was an Audit Manager with KPMG LLP in Silicon Valley. Since 2008, he has been a Professor of Practice in the MBA program in the Leavey School of Business at Santa Clara University in Santa Clara, California. Mr. Nelson received his bachelor of science degree in accounting from San Jose State University, studied in the MBA program at Santa Clara University, and earned his CPA license in the State of California.

There are no family relationships between Mr. Nelson and any executive officers or directors of the Company, nor any arrangement or understanding between him and any other person pursuant to which he was selected to be an officer of the Company.

Under the Agreement, Mr. Nelson will be based in the Company's headquarters in California and will be paid an annual base salary of $295,000. He will be eligible to participate in the Company's bonus program for core management executive officers and benefit programs, as in effect from time to time, and will be provided with a Company car in accordance with the Company policy. On December 20, 2013, Mr. Nelson was granted options to purchase 500,000 shares of the Company's common stock at an exercise price equal to the closing price of such stock on the NASDAQ Stock Market on such date.

The initial term of the Agreement is 36 months, and may be extended by mutual consent at any time prior to the expiration of the initial term. The Company or Mr. Nelson may terminate the Agreement at any time without cause upon 12 months' prior written notice. From the time of such notice to the end of the 12-month notice period, Mr. Nelson would continue to receive his then-current fixed salary and any bonus payments. The Company may terminate the Agreement for cause at any time without notice and without any payment in lieu of notice. Under the terms of the Agreement, if the Company (or its successor) terminates Mr. Nelson without cause within 12 months following a Change of Control, as defined in the Agreement, and Mr. Nelson executes a general release which is not revoked on or before 60 days following the date of termination, then: (i) Mr. Nelson will be entitled to receive a severance payment equal to 200% of his then-current fixed salary on the 30th day following the date of termination; (ii) reimbursement for healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") until the earliest of (a) the date Mr. Nelson is no longer eligible to receive continuation coverage pursuant to COBRA, (b) twelve (12) months following such termination, or (c) for such shorter period until Mr. Nelson obtains new employment offering health insurance coverage; and (iii) all equity awards granted prior to the Change of Control shall accelerate and become vested and exercisable as of the 30th day following the date of termination. The foregoing Change of Control provisions may be subject to a future shareholder advisory vote in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.

The Agreement contains customary provisions relating to confidential information, non-competition and non-solicitation. A copy of the Agreement is filed with this Report as Exhibit 10.2 and is incorporated herein by reference.

The Company also intends to enter into its standard form of director and officer indemnification agreement with Mr. Nelson, which is filed as Exhibit 10.1 to the Company's Current Report of Form 8-K filed on March 25, 2009 and is incorporated by reference herein.

Item 8.01.    Other Events

        A copy of a press release relating to the change in Mr. Wear's role and the appointment of Mr. Nelson is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
Exhibit
No.                Description

10.1        Second Amendment to Executive Employment Agreement, dated as of December 20, 2013, by and between Identive Group, Inc. and David Wear.

10.2        Executive Employment Agreement, dated as of December 20, 2013, by and between Identive Group, Inc. and Brian Nelson.

99.1        Press Release, dated December 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: December 27, 2013	By:	/s/ Jason Hart
Jason Hart
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated December 27, 2013
EX-10.1	Second Amendment to Executive Employment Agreement, dated as of December 20, 2013, by and between Identive Group, Inc. and David Wear
EX-10.2	Executive Employment Agreement, dated as of December 20, 2013, by and between Identive Group, Inc. and Brian Nelson